EXHIBIT 99.1

Electronic Control Security, Inc. Hosts
Investor Conference Call

CLIFTON, N.J., April 9, 2010 — Electronic Control Security, Inc. (OTC Bulletin Board: EKCS) (ECSI), a leading provider of electronic security system technologies to the government and private sectors, hosted an investor conference call at 4:00pm EDT on April 8, 2010.

Arthur Barchenko, President and CEO, stated that the Company’s marketing and sales objectives, implemented in Fiscal 2008, are now producing the results that were anticipated.  Those objectives were to change the direction of the Company from a prime contractor on Department of Defense programs to a technology and support service supplier to the large system integrators and selected end users.  Arthur apprised call participants that the Company is now showing strong profitability through improved sales and gross margins which afford positive cash flow.  He also outlined the Company’s current marketing activity as well as its pipeline of proposals (approximately $53 million), current committed but unreleased backlog ($7.1 million),  and $3.5 million which have been released.

Mr. Barchenko further stated that the Company has achieved a large part of its marketing and sales objectives and plans to continue its mission in order to maintain a positive cash flow through Fiscal 2010 and 2011.

A question and answer session followed.

About ECSI

ECSI is a global leader in perimeter security and a quality provider to the Department of Defense, Department of Energy, nuclear power stations, and other large commercial-industrial complexes.  The Company designs, manufactures and markets physical electronic security systems for high profile, high threat environments utilizing risk assessment and analysis to determine and address the security needs of its customers.  Teaming agreements with major system integrators enable ECSI to support the installation and aftermarket of its products in the U.S. and overseas.  ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562. For more information on ECSI and its customers, please visit http://www.ecsiinternational.com.

ECSI INTERNATIONAL, INC. SAFE HARBOR STATEMENT:   This press release contains forward-looking statements that involve substantial uncertainties and risks.  These forward-looking statements are based upon our current expectations, estimates and projections about our business and our industry and reflect our beliefs and assumptions based upon information available to us at the date of this release.  We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to changes in economic conditions generally and in our industry specifically, changes in security technology, legislative or regulatory changes that affect us, the availability of working capital, timing of purchase orders, acceptance of company proposals, changes in costs and the availability of goods and services, the introduction of competing products, changes in our operating strategy or development plans, our ability to attract and retain qualified personnel, changes in our acquisition and capital expenditure plans, sufficiency of cash reserves and the risks and uncertainties discussed under the heading "RISK FACTORS" in Item 1 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and in our other filings with the Securities and Exchange Commission.  We undertake no obligation to revise or update any forward-looking statement for any reason.

SOURCE: Electronic Control Security, Inc.

Natalie Schneider 973-574-8555